Exhibit 99

August 7, 2012

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 218-2400

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES SECOND QUARTER 2012 EARNINGS

Wheeling, WV, August 7, 2012-First West Virginia Bancorp, Inc. (NYSE Amex: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced second quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N.A., Wheeling, West Virginia.

The Company reported net income of $1,140,034 or $.69 per share for the six months ended June 30, 2012 compared to $959,042 or $.58 per share for the same period during 2011. The increase in net income for the six months ended June 30, 2012 as compared to the same period in 2011 of $180,992 or 18.9% was primarily the result of the increase in noninterest income combined with the decrease in the provision for loan losses, offset in part by the decrease in net interest income and the increases in noninterest expenses and in income tax expense. Noninterest income increased $133,950 or 16.1% primarily due to the increase in the net gains on sales of investment securities combined with the increase in other operating income, which were offset in part by the decline in service charges and fees earned on deposit accounts. The provision for loan losses decreased $600,000 during the six months period ended June 30, 2012 as compared to the same period in 2011 primarily due to a specific reserve allocation for one impaired commercial real estate loan in 2011. Net interest income decreased $506,299 or 11.1%, primarily due to the decrease in the interest earned on investment securities and the interest and fees earned on loans offset in part by the decrease in the interest expense paid on interest bearing liabilities. Noninterest expenses increased $21,731 or 6% during the six month period ended June 30, 2012 as compared to the same period in 2011 primarily due to the increase in occupancy expenses, offset in part by the decreases in salary and employee benefits expenses and other operating expenses. The ROA was .79% for the for the six months ended June 30, 2012 as compared to .69% for the same period of the prior year. For the six months ended June 30, 2012, compared to June 30, 2011, the ROE was 7.31% and 6.39%, respectively.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	June 30, 2012	December 31, 2011
AT PERIOD END
Total Assets	$295,523	$293,258
Total Deposits	239,236	239,177
Total Loans	105,470	109,428
Total Investment Securities	164,344	150,961
Shareholders’ Equity	35,241	34,527
Shareholders’ Equity Per Share of Common Stock	21.32	20.89

(Dollars in thousands, except	June 30,	June 30,
share and per share data)	2012	2011
FOR THE THREE MONTHS ENDED
Net income	670	409
Provision for Loan Losses	—	570
Earnings Per Share of Common Stock	.41	.25
Dividends Per Share of Common Stock	.19	.19
Return on Average Assets	.92%	.58%
Return on Average Equity	8.58%	5.39%

FOR THE SIX MONTHS ENDED
Net income	1,140	959
Provision for Loan Losses	—	600
Earnings Per Share of Common Stock	.69	.58
Dividends Per Share of Common Stock	.38	.38
Return on Average Assets	.79%	.69%
Return on Average Equity	7.31%	6.39%

Weighted average shares outstanding	1,652,814	1,652,814

First West Virginia Bancorp, Inc. stock is traded on the NYSE Amex under the symbol “FWV.”